Exhibit 99.3
PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS.
THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2007	2006	2007	2006
NET SALES	$4,921	$4,738	$9,420	$9,200

Cost of Goods Sold	3,967	3,952	7,708	7,560
Selling, Administrative and General Expense	692	630	1,355	1,245
Rationalizations (Note 2)	7	35	22	73
Interest Expense	120	103	245	205
Other (Income) and Expense (Note 3)	39	(7)	19	(34)
Minority Interest in Net Income of Subsidiaries	16	11	38	23

Income from Continuing Operations before Income Taxes	80	14	33	128
United States and Foreign Taxes	51	47	114	115

Income (Loss) from Continuing Operations	29	(33)	(81)	13

Discontinued Operations (Note 11)	27	35	(37)	63

NET INCOME (LOSS)	$56	$2	$(118)	$76

Income (Loss) Per Share — Basic
Income (Loss) from Continuing Operations	$0.15	$(0.19)	$(0.43)	$0.07
Discontinued Operations	0.13	0.20	(0.20)	0.36

Net Income (Loss) Per Share — Basic	$0.28	$0.01	$(0.63)	$0.43

Weighted Average Shares Outstanding (Note 4)	196	177	188	177

Income (Loss) Per Share — Diluted
Income (Loss) from Continuing Operations	$0.14	$(0.19)	$(0.43)	$0.07
Discontinued Operations	0.12	0.20	(0.20)	0.36

Net Income (Loss) Per Share — Diluted	$0.26	$0.01	$(0.63)	$0.43

Weighted Average Shares Outstanding (Note 4)	231	177	188	177
The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(In millions)	2007	2006
Assets:
Current Assets:
Cash and Cash Equivalents	$2,328	$3,862
Restricted Cash	191	214
Accounts and Notes Receivable, less Allowance — $96 ($98 in 2006)	3,372	2,800
Inventories:
Raw Materials	550	663
Work in Process	146	135
Finished Products	2,241	1,803

	2,937	2,601

Prepaid Expenses and Other Current Assets	299	289
Current Assets of Discontinued Operations (Note 11)	446	413

Total Current Assets	9,573	10,179
Goodwill	674	662
Intangible Assets	164	166
Deferred Income Tax	144	150
Other Assets and Deferred Pension Costs	457	453
Long Term Assets of Discontinued Operations (Note 11)	375	352
Properties and Plants, less Accumulated Depreciation — $8,037 ($7,673 in 2006)	5,117	5,067

Total Assets	$16,504	$17,029

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,131	$1,945
Compensation and Benefits	926	883
Other Current Liabilities	730	811
Current Liabilities of Discontinued Operations (Note 11)	163	157
United States and Foreign Taxes	208	222
Notes Payable and Overdrafts (Note 5)	233	243
Long Term Debt and Capital Leases due within one year (Note 5)	182	405

Total Current Liabilities	4,573	4,666
Long Term Debt and Capital Leases (Note 5)	5,038	6,562
Compensation and Benefits (Note 7)	4,275	4,935
Long Term Liabilities of Discontinued Operations (Note 11)	48	47
Deferred and Other Noncurrent Income Taxes	283	320
Other Long Term Liabilities	373	380
Minority Equity in Subsidiaries	944	877

Total Liabilities	15,534	17,787

Commitments and Contingent Liabilities (Note 8)

Shareholders’ Equity (Deficit):
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares – 211 (178 in 2006) after deducting 11 treasury shares (18 in 2006)	211	178
Capital Surplus (Note 12)	2,334	1,427
Retained Earnings	882	968
Accumulated Other Comprehensive Loss (Note 7)	(2,457)	(3,331)

Total Shareholders’ Equity (Deficit)	970	(758)

Total Liabilities and Shareholders’ Equity (Deficit)	$16,504	$17,029

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006
Net Income (Loss)	$56	$2	$(118)	$76

Other Comprehensive Income (Loss):

Minimum pension liability	—	(1)	—	(5)

Defined benefit plans:
Prior service credit from plan amendment during period	—	—	533	—
Amortization of prior service cost and unrecognized gains and losses included in net periodic benefit cost	41	—	97	—
Less: Taxes	(6)	—	(13)	—
Minority interest	(3)	—	(10)	—
Increase in net actuarial losses	(12)	—	(12)	—
Less: Minority interest	3	—	3	—

Immediate recognition of prior service cost and unrecognized gains and losses due to curtailment	—	—	133	—

	23	—	731	—

Foreign currency translation gain	102	31	146	78

Deferred derivative loss	—	—	—	—
Reclassification adjustment for amounts recognized in (loss) income	—	—	—	—
Tax on derivative reclassification adjustment	—	—	—	(3)

Unrealized investment gain (loss)	4	(8)	(3)	(11)
Less: Taxes	—	—	—	—

Comprehensive Income	$185	$24	$756	$135

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
(In millions)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net (Loss) Income	$(118)	$76
Less: Discontinued operations	(37)	63

(Loss) Income from Continuing Operations	(81)	13

Adjustments to reconcile (loss) income from continuing operations to cash flows from operating activities:
Depreciation and amortization	300	335
Amortization and write-off of debt issuance costs	33	9
Deferred tax provision	(4)	(14)
Net rationalization charges (Note 2)	22	73
Net gains on asset sales (Note 3)	(19)	(2)
Fire loss expense	12	—
Minority interest and equity earnings	38	21

Pension contributions	(245)	(199)
Rationalization payments	(44)	(29)
Insurance recoveries	—	43
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts and notes receivable	(505)	(269)
Inventories	(271)	(415)
Accounts payable – trade	134	98
Compensation and benefits	200	191
Other current liabilities	(29)	(24)
Other long term liabilities	(5)	(42)
Other assets and liabilities	(49)	(47)

TOTAL OPERATING CASH FLOWS FROM CONTINUING OPERATIONS	(513)	(258)

Discontinued operations	5	55

TOTAL CASH FLOWS FROM OPERATING ACTIVITIES	(508)	(203)

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(227)	(257)
Asset dispositions	33	4
Asset acquisitions	—	(41)
Decrease in restricted cash	23	17

TOTAL INVESTING CASH FLOWS FROM CONTINUING OPERATIONS	(171)	(277)

Discontinued operations	(25)	(12)

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	(196)	(289)

CASH FLOWS FROM FINANCING ACTIVITIES:

Short term debt and overdrafts incurred	39	36
Short term debt and overdrafts paid	(57)	(64)
Long term debt incurred	374	46
Long term debt paid	(2,141)	(160)
Debt issuance costs	(17)	—
Common stock issued	940	—
Dividends paid to minority shareholders	(9)	—

TOTAL FINANCING CASH FLOWS FROM CONTINUING OPERATIONS	(871)	(142)

Discontinued operations	(12)	(2)

TOTAL CASH FLOWS FROM FINANCING ACTIVITIES	(883)	(144)

Net Change in Cash of Discontinued Operations	32	(4)

Effect of exchange rate changes on cash and cash equivalents	21	36

Net Change in Cash and Cash Equivalents	(1,534)	(604)

Cash and Cash Equivalents at Beginning of the Period	3,862	2,138

Cash and Cash Equivalents at End of the Period	$2,328	$1,534

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1. ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared by The Goodyear Tire & Rubber Company (“Goodyear”, “we”, “us” or “our”) in accordance with the Securities and Exchange Commission rules and regulations and in the opinion of management contain all adjustments (including normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006, as retrospectively adjusted to reflect the treatment of the Engineered Products business as a discontinued operation by our Current Report on Form 8-K filed May 3, 2007 (collectively, the “2006 Form 10-K”).
     Operating results for the three and six month periods ended June 30, 2007 are not necessarily indicative of the results expected in subsequent quarters or for the year ending December 31, 2007.
     As discussed in Note 11, the results of operations, financial position and cash flows of our Engineered Products business, previously a reportable operating segment, have been reported as discontinued operations for all periods presented. Unless otherwise indicated, all disclosures in the notes to the unaudited interim consolidated financial statements relate to our continuing operations.
Recently Issued Accounting Standards
The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”) in February 2006. SFAS No. 155 amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and addresses the application of SFAS No. 133 to beneficial interests in securitized financial assets. SFAS No. 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. Additionally, SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for fiscal years beginning after September 15, 2006. We adopted SFAS No. 155 on January 1, 2007. The adoption of SFAS No. 155 did not have a significant impact on our results of operations or financial position.
     The FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140” (“SFAS No. 156”) in March 2006. SFAS No. 156 requires a company to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset. A company will recognize a servicing asset or servicing liability initially at fair value. A company will then be permitted to choose to subsequently recognize servicing assets and liabilities using the amortization method or fair value measurement method. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. We adopted SFAS No. 156 on January 1, 2007. The adoption of SFAS No. 156 did not have a significant impact on our results of operations or financial position.
     On July 13, 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken in a tax return. FIN No. 48 requires companies to include additional qualitative and quantitative disclosures within their financial statements. The disclosures include potential tax benefits from positions taken for tax return purposes that have not been recognized for financial reporting purposes and a tabular presentation of significant changes during each annual period. The disclosures also include a discussion of the nature of uncertainties, factors which could cause a change, and an estimated range of reasonably possible changes in tax uncertainties. FIN No. 48 requires a company to recognize a financial statement benefit for a position taken for tax return purposes when it is more-likely-than-not that the position will be sustained. We adopted FIN No. 48 on January 1, 2007. The

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
adoption resulted in an increase in the opening balance of retained earnings and a decrease in goodwill as of January 1, 2007 of $32 million and $5 million, respectively, for tax benefits not previously recognized under historical practice.
     On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 addresses how a company should measure fair value when it is required to use a fair value measure for recognition and disclosure purposes under generally accepted accounting principles. SFAS No. 157 will require the fair value of an asset or liability to be based on a market based measure which will reflect the credit risk of the company. SFAS No. 157 will also require expanded disclosure requirements which will include the methods and assumptions used to measure fair value and the effect of fair value measures on earnings. SFAS No. 157 will be applied prospectively and will be effective for fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. We are currently assessing the impact SFAS No. 157 will have on our consolidated financial statements.
     The FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115” (“SFAS No. 159”) in February 2007. SFAS No. 159 permits a company to choose to measure many financial instruments and other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing a company with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. A company shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 will be effective for fiscal years that begin after November 15, 2007. We are currently assessing the impact SFAS No. 159 will have on our consolidated financial statements.
Reclassification
Certain items previously reported in specific financial statement captions have been reclassified to conform to the current presentation.
NOTE 2. COSTS ASSOCIATED WITH RATIONALIZATION PROGRAMS
To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess and high-cost manufacturing capacity and to reduce associate headcount. In the second quarter of 2007, no new rationalization actions were approved.
     The following table shows the reconciliation of our liability between periods:

	Associate-	Other Than
(In millions)	related Costs	Associate-related Costs	Total
Balance at December 31, 2006	$77	$20	$97
First quarter charges	9	8	17
Incurred	(14)	(14)	(28)
Reversed to the statement of operations	(2)	—	(2)

Balance at March 31, 2007	$70	$14	$84
Second quarter charges	3	8	11
Incurred	(15)	(7)	(22)
Reversed to the statement of operations	(3)	(1)	(4)

Balance at June 30, 2007	$55	$14	$69

During the second quarter of 2007, $7 million ($7 million after-tax or $0.03 per share) of net charges were recorded. New charges of $11 million for plans initiated in 2006 were recorded and include $3 million of associate severance costs and $8 million primarily for other exit costs and non-cancelable lease costs. The second quarter of 2007 includes the reversal of $4 million of reserves for rationalization actions no longer needed for their originally-intended purposes.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
     For the first six months of 2007, $22 million ($21 million after-tax or $0.11 per share) of net charges were recorded. New charges of $28 million were comprised of $5 million for plans initiated in 2007 and $23 million for plans initiated in 2006. New charges of $5 million for the 2007 plans related to associate severance costs. The $23 million of new charges for 2006 plans consist of $7 million of associate-related costs and $16 million primarily for other exit costs and non-cancelable lease costs. The first six months of 2007 includes the reversal of $6 million of reserves for actions no longer needed for their originally-intended purposes. Approximately 140 associates will be released under programs initiated in 2007, most of whom will be released within the next 9 months.
     The accrual balance of $69 million at June 30, 2007 includes approximately $9 million related to long-term non-cancelable lease costs and approximately $60 million of associate and other costs that are expected to be substantially utilized within the next twelve months.
     In addition to the liabilities discussed above, we will be retaining restructuring liabilities related to our Engineered Products business. At June 30, 2007, $5 million of restructuring liabilities are recorded in Other current liabilities.
     Accelerated depreciation charges of $8 million and $25 million were recorded as Cost of goods sold in the three and six months ended June 30, 2007, respectively, primarily for fixed assets to be taken out of service in connection with our plan to close the Tyler, Texas tire manufacturing facility and a plan to discontinue tire production at our Valleyfield, Quebec facility. During the three and six months ended June 30, 2006, $45 million in accelerated depreciation charges were recorded in Cost of goods sold for fixed assets taken out of service in connection with the closure of the Washington, United Kingdom facility. Charges of $2 million of accelerated depreciation in Selling, administrative and general expense were recorded during the six months ended June 30, 2006.
     During the second quarter of 2006, $35 million ($30 million after-tax or $0.17 per share) of net charges were recorded. New charges of $36 million were comprised of $34 million for plans initiated in 2006 and $2 million for plans initiated in the fourth quarter of 2005. The $34 million of charges for plans initiated in 2006 include $30 million of associate severance costs and $4 million primarily for non-cancelable lease costs. The second quarter includes the reversal of $1 million of reserves for rationalization actions no longer needed for their originally-intended purposes.
     For the first six months of 2006, $73 million ($58 million after-tax or $0.33 per share) of net charges were recorded. New charges of $75 million were comprised of $72 million for plans initiated in 2006 and $3 million for plans initiated in 2005 for associate-related costs. The $72 million of new charges for 2006 plans consist of $66 million of associate-related costs and $6 million primarily for non-cancelable lease costs. The first six months of 2006 includes the reversal of $2 million of reserves for actions no longer needed for their originally-intended purposes. Approximately 5,065 associates will be released under programs initiated in 2006, of which 3,530 were released by June 30, 2007.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3. OTHER (INCOME) AND EXPENSE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006
Asset sales	$(10)	$—	$(19)	$(2)
Interest income	(26)	(15)	(56)	(35)
Financing fees	56	10	67	20
Fire loss expense	5	—	12	—
Foreign currency exchange	12	(4)	14	(3)
General & product liability – discontinued products (Note 8)	4	4	8	9
Equity in earnings of affiliates	(1)	(2)	(3)	(7)
Latin American legal matter	—	—	—	(15)
Miscellaneous	(1)	—	(4)	(1)

	$39	$(7)	$19	$(34)

Other (income) and expense was $39 million of expense in the 2007 second quarter, a decrease of $46 million, compared to $7 million of income in the 2006 second quarter. Higher 2007 financing fees of $46 million included $33 million related to the redemption of $315 million of long term debt, of which $28 million was a cash premium paid on the redemption and $5 million was deferred financing fee write-offs. Also included in the $46 million of higher financing fees was approximately $14 million of debt issuance costs written-off in connection with our refinancing activities in April 2007. The second quarter of 2007 also includes a $12 million loss on foreign currency exchange as a result of the weakening of the U.S. dollar versus the Chilean peso, Colombian peso, and Brazilian real. These were partially offset by higher interest income in 2007 of $11 million on higher cash deposits, and gains on asset sales of $10 million, which included an $8 million gain on the sale of property and equipment in North American Tire.
     Other (income) and expense was $19 million of expense for the first six months of 2007, a decrease of $53 million, compared to $34 million of income for the first six months of 2006. Higher 2007 financing fees included $33 million related to the redemption of $315 million of long term debt, of which $28 million was a cash premium paid on the redemption and $5 million was deferred financing fee write-offs. Also included in the $47 million of higher financing fees were $14 million primarily of debt issuance costs written-off in connection with our refinancing activities in April 2007. The decrease was also a result of a charge of $12 million related to a fire in our Thailand facility. Also included in 2007 was a $14 million loss on foreign currency exchange as a result of the weakening of the U.S. dollar versus the Colombian peso, Chilean peso, and the Brazilian real. The 2006 period includes a $15 million gain resulting from a favorable settlement of a legal matter in Latin American Tire. The increase in expense was partially offset by gains on asset sales of $17 million in 2007 related to sales of property primarily in North American Tire and Asia Pacific Tire and higher interest income of $21 million on higher cash deposits.
NOTE 4. PER SHARE OF COMMON STOCK
Basic earnings per share are computed based on the average number of common shares outstanding.
     There are contingent conversion features included in our $350 million 4% Convertible Senior Notes due 2034 (the “Notes”), issued on July 2, 2004. Since the applicable stock price condition was met, the Notes became convertible in the first, second and third quarters of 2007, except for the first 11 trading days of each quarter. In addition, if the applicable conditions are met, the Notes may be convertible in any future fiscal quarter. If all of the Notes outstanding are surrendered for conversion, the aggregate number of additional shares of common stock issued would be approximately 29 million.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
     The following table presents the number of incremental weighted average shares used in computing diluted per share amounts:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006
Average shares outstanding – basic	196	177	188	177
4% Convertible Senior Notes due 2034	29	—	—	—
Stock Options and other dilutive securities	6	—	—	—

Average shares outstanding – diluted	231	177	188	177

Our average shares outstanding increased due to our public equity offering of 26,136,363 common shares on May 22, 2007. Refer to Note 12 for further information on the equity offering.
     Weighted average shares outstanding – diluted for the six months ended June 30, 2007 and three and six months ended June 30, 2006, excluded approximately 29 million contingently issuable shares as their inclusion would have been anti-dilutive due to insufficient earnings. Also, approximately 11 million equivalent shares for the six months ended June 30, 2007 and 8 million equivalent shares for the three and six months ended June 30, 2006 related to options with exercise prices less than the average market price of our common shares (i.e., “in-the-money” options) were excluded as their inclusion would have been anti-dilutive.
     Additionally, weighted average shares outstanding – diluted excluded approximately 5 million and 7 million equivalent shares for the three and six months ended June 30, 2007, respectively, and excluded approximately 19 million equivalent shares for the three and six months ended June 30, 2006, related to options with exercise prices greater than the average market price of our common shares (i.e. “underwater” options).
     The following table presents the computation of adjusted income (loss) from continuing operations and adjusted income (loss) used in computing income (loss) from continuing operations – per share diluted and Net income (loss) per share – diluted, respectively. The computation of adjusted income (loss) from continuing operations assumes that after-tax interest costs incurred on the Notes would have been avoided had the Notes been converted as of April 1 for the three months ended June 30, 2007. Adjusted income (loss) for the six months ended June 30, 2007 and the three and six months ended June 30, 2006 do not include the after-tax interest costs as the Notes were anti-dilutive.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006
Income (Loss) from continuing operations	$29	$(33)	$(81)	$13
After-tax impact of 4% Convertible Senior Notes due 2034	4	—	—	—

Adjusted Income (Loss) from continuing operations	33	(33)	(81)	13
Discontinued Operations	27	35	(37)	63

Adjusted Income (Loss)	$60	$2	$(118)	$76

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 5. FINANCING ARRANGEMENTS
At June 30, 2007, we had total credit arrangements totaling $7,907 million, of which $2,000 million were unused, compared to $8,196 million and $533 million, respectively, at December 31, 2006.
Notes Payable and Overdrafts, Long Term Debt and Capital Leases due Within One Year and Short Term Financing Arrangements
At June 30, 2007, we had short term committed and uncommitted credit arrangements totaling $546 million, of which $313 million was unused, compared to $479 million and $236 million, respectively, at December 31, 2006. These arrangements are available primarily to certain of our international subsidiaries through various banks at quoted market interest rates.
     The following table presents amounts due within one year:

	June 30,	December 31,
(In millions)	2007	2006
Notes payable and overdrafts	$233	$243

Weighted average interest rate	6.57%	5.60%
Long term debt and capital leases due within one year:
8 1/2% due 2007	$—	$300
6 3/8% due 2008	100	—
U.S. Revolving credit facility	—	37
Other (including capital leases)	82	68

	$182	$405

Weighted average interest rate	7.39%	8.34%
Total obligations due within one year	$415	$648

Long Term Debt and Capital Leases and Financing Arrangements
At June 30, 2007, we had long term credit arrangements totaling $7,361 million, of which $1,687 million were unused, compared to $7,717 million and $297 million, respectively, at December 31, 2006.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
     The following table presents long term debt and capital leases, net of unamortized discounts, and interest rates:

	June 30,		December 31,
		Interest		Interest
(In millions)	2007	Rate	2006	Rate
Notes:
8 1/2% due 2007	$—	—	$300	8 1/2%
6 3/8% due 2008	100	6 3/8%	100	6 3/8%
Floating rate notes due 2009	496	9.14%	495	9.14%
7 6/7% due 2011	650	7 6/7%	650	7 6/7%
8.625% due 2011	325	8.625%	500	8.625%
Floating rate notes due 2011	200	13.62%	200	13.70%
11% due 2011	449	11%	448	11%
9% due 2015	260	9%	400	9%
7% due 2028	149	7%	149	7%
4% Convertible Senior Notes due 2034	350	4%	350	4%

Bank term loans:
€155 million senior secured European term loan due 2010	—	—	202	5.91%
$300 million third lien secured term loan due 2011	300	8.82%	300	8.89%
$1.2 billion second lien term loan facility due 2014	1,200	6.85%	1,200	8.14%
Pan-European accounts receivable facility due 2009	372	5.28%	362	5.05%
German revolving credit facility due 2012	68	6.13%	204	6.42%
U.S. Revolving credit facility	—	—	873	7.60%
Other domestic and international debt	246	8.45%	177	7.48%

	5,165		6,910
Capital lease obligations	55		57

	5,220		6,967
Less portion due within one year	(182)		(405)

	$5,038		$6,562

The following table presents information about long term fixed rate debt, including capital leases, at June 30, 2007 and December 31, 2006:

	June 30,	December 31,
(In millions)	2007	2006
Carrying amount – liability	$2,410	$2,998
Fair value – liability	3,152	3,353
The fair value was estimated using quoted market prices or discounted future cash flows. The fair value exceeded the carrying amount at June 30, 2007 and December 31, 2006 due primarily to lower market interest rates. The fair value of our variable rate debt approximated its carrying amount at June 30, 2007 and December 31, 2006.
April 20, 2007 Refinancing
On April 20, 2007, we refinanced three of our credit facilities. Significant changes to the amended and restated agreements include:
•	With respect to our $1.5 billion first lien revolving credit facility, an extension of its maturity until 2013, a reduction of the applicable interest rate by between 50 and 75 basis points (depending on availability of undrawn amounts) and a more flexible covenant package.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
•	With respect to our $1.2 billion second lien term loan facility, an extension of its maturity until 2014, a reduction of the applicable interest rate by 100 basis points (further reduced by 25 basis points as of May 31, 2007 when our credit ratings were upgraded to BB- and Ba3) and a more flexible covenant package.

•	With respect to our €505 million senior secured European credit facilities, the conversion of the existing €155 million term loan to a revolving facility, an extension of the facilities’ maturity until 2012, a reduction of the applicable interest rate by 75 basis points (as compared to the existing European revolving facility) and 37.5 basis points (as compared to the existing European term loan) and a more flexible covenant package.
     The aggregate amount of fees we paid in connection with the refinancing was approximately $19 million.
June 29, 2007 Debt Redemption
On June 29, 2007, we exercised our right to redeem $175 million of our $500 million 8.625% senior notes due 2011 and $140 million of our $400 million 9.00% senior notes due in 2015. A prepayment premium of $28 million was paid in connection with the redemption.
$1.5 Billion Amended and Restated First Lien Revolving Credit Facility due 2013
The amended and restated first lien revolving credit facility is available in the form of loans or letters of credit, with letter of credit availability limited to $800 million. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to $250 million. Our obligations under the facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries. Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:
•	U.S. and Canadian accounts receivable and inventory;

•	certain of our U.S. manufacturing facilities;

•	equity interests in our U.S. subsidiaries and up to 65% of the equity interests in our foreign subsidiaries, excluding Goodyear Dunlop Tires Europe B.V. (“GDTE”) and its subsidiaries; and

•	substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.
              Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory, with reserves that are subject to adjustment from time to time by the administrative agent and the majority lenders at their discretion (not to be exercised unreasonably). Adjustments are based on the results of periodic collateral and borrowing base evaluations and appraisals. If at any time the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess.
              The facility, which matures on April 30, 2013, contains certain covenants that, among other things, limit our ability to incur additional debt or issue redeemable preferred stock, make certain restricted payments or investments, incur liens, sell assets (excluding the sale of our Engineered Products business and properties located in Akron, Ohio), incur restrictions on the ability of our subsidiaries to pay dividends to us, enter into affiliate transactions, engage in sale and leaseback transactions, and consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. In addition, in the event that the availability under the facility plus the aggregate amount of our Available Cash is less than $150 million, we will not be permitted to allow our ratio of EBITDA to Consolidated Interest Expense to be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. “Available Cash”, “EBITDA” and “Consolidated Interest Expense” have the meanings given them in the facility.
              The facility has customary representations and warranties including, as a condition to borrowing, material adverse change representations in our financial condition since December 31, 2006.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
          For the 270-day period following the refinancing date and, thereafter, if the availability under the facility is greater than or equal to $400 million, amounts drawn under the facility will bear interest either (i) at a rate of 125 basis points over LIBOR or (ii) 25 basis points over an alternative base rate (the higher of the prime rate or the federal funds rate plus 50 basis points), and undrawn amounts under the facility will be subject to an annual commitment fee of 37.5 basis points. After the 270-day period following the refinancing date, if the availability under the facility is less than $400 million, then amounts drawn under the facility will bear interest either (i) at a rate of 150 basis points over LIBOR or (ii) 50 basis points over an alternative base rate, and undrawn amounts under the facility will be subject to an annual commitment fee of 25 basis points.
          At June 30, 2007, there were no borrowings under the revolving credit facility and $505 million of letters of credit were issued under the revolving credit facility. At December 31, 2006, we had $873 million outstanding under the revolving credit facility and $6 million of letters of credit issued under the revolving credit facility. At December 31, 2006 there were no borrowings and $500 million of letters of credit issued under the deposit-funded facility. The $500 million of letters of credit that were outstanding prior to the refinancing have been transferred to the revolving credit facility.
€505 Million Amended and Restated Senior Secured European Revolving Credit Facilities due 2012
These amended and restated facilities consist of a €350 million European revolving credit facility and a €155 million German revolving credit facility. Up to €50 million in letters of credit are available for issuance under the European revolving credit facility. Goodyear and its domestic subsidiaries that secure our U.S. facilities provide unsecured guarantees to support the European revolving credit facilities. GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees. GDTE’s obligations under the facilities and the obligations of its subsidiaries under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:
•	the capital stock of the principal subsidiaries of GDTE; and

•	substantially all of the tangible and intangible assets of GDTE and its subsidiaries in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash and cash accounts, but excluding certain accounts receivable and cash accounts in subsidiaries that are or may become parties to securitization programs.
          The facilities, which mature on April 30, 2012, contain covenants similar to those in our first lien credit facility, with additional limitations applicable to GDTE and its subsidiaries. In addition, we are not permitted to allow GDTE’s ratio of Consolidated Net J.V. Indebtedness (which is determined net of cash and cash equivalents in excess of $100 million) to Consolidated European J.V. EBITDA to be greater than 3.0 to 1.0 at the end of any fiscal quarter. “Consolidated Net J.V. Indebtedness” and “Consolidated European J.V. EBITDA” have the meanings given them in the facilities.
          The facilities have customary representations and warranties including, as a condition to borrowing, material adverse change representations in our financial condition since December 31, 2006.
          Under the revolving credit facilities, we pay an annual commitment fee of 62.5 basis points on the undrawn portion of the commitments and loans bear interest at LIBOR plus 200 basis points for loans denominated in U.S. dollars or pounds sterling and EURIBOR plus 200 basis points for loans denominated in euros.
          As of June 30, 2007 and December 31, 2006, there were $4 million of letters of credit issued and no borrowings under the European revolving credit facility. As of June 30, 2007 and December 31, 2006, $68 million and $204 million, respectively, was drawn under the German revolving credit facility. The $202 million in term loans that were outstanding at December 31, 2006 have been transferred to the European revolving credit facility.
$1.2 Billion Amended and Restated Second Lien Term Loan Facility due 2014
The $1.2 billion in aggregate amount of term loans that were outstanding under this facility prior to the refinancing continue to be outstanding under the facility as amended and restated. Subject to the consent of the lenders making additional term loans, we may borrow incremental term loans under the facility in an amount up to $300 million. Our obligations under this facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by second priority security interests in the same collateral securing our first lien credit facility. The second lien term loan facility, which matures on April 30, 2014, contains covenants similar to those in our first lien credit facility but is not subject to the financial

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
covenant contained in that facility. However, if our ratio of Secured Indebtedness to EBITDA for any period of four consecutive fiscal quarters is greater than 3.0 to 1.0, before we may use cash proceeds from certain asset sales to repay any junior lien, senior unsecured or subordinated indebtedness, we must first offer to prepay borrowings under the second lien term loan facility. “Secured Indebtedness” and “EBITDA” have the meanings given them in the facility.
     Loans under this facility bear interest, at our option, at LIBOR plus 150 basis points or an alternative base rate plus 50 basis points. If our corporate ratings by Moody’s and Standard & Poor’s were to decline to B1 or less and B+ or less, respectively (or our outlook at our current rating level was negative), then loans under this facility will bear interest, at our option, at LIBOR plus 175 basis points or an alternative base rate plus 75 basis points. As of June 30, 2007 and December 31, 2006, this facility was fully drawn.
Covenant Compliance
As of June 30, 2007, we were in compliance with the material covenants imposed by our principal credit facilities.
Debt Maturities
Significant updates to our debt maturities as disclosed in our 2006 Form 10-K are provided below and reflect the new maturity dates on our credit facilities as discussed above.

	Twelve Months Ending December 31, 2006,
(In millions)	2007	2008	2009	2010	2011
Domestic	$349	$106	$501	$6	$2,105
International	56	27	415	7	2

	$405	$133	$916	$13	$2,107

NOTE 6. STOCK COMPENSATION PLANS
Our Board of Directors granted 1.7 million stock options and 1.2 million performance share units during the first quarter of 2007 under our 2005 Performance Plan. The weighted average exercise price per share and weighted average fair value per share of these stock options was $24.71 and $11.54, respectively. We estimated the fair values using the following assumptions in our Black-Scholes model:
Expected term: 6.25 years
Interest rate: 4.61%
Volatility: 39.2%
Dividend yield: Nil
Additionally, we also granted 0.4 million reload options during the first six months of 2007.
     We recognized stock-based compensation expense of $21 million ($20 million after-tax) and $36 million ($33 million after-tax) during the three and six months ended June 30, 2007, respectively. As of June 30, 2007, unearned compensation cost related to the unvested portion of all stock-based awards was approximately $93 million and is expected to be recognized over the remaining vesting period of the respective grants, through June 30, 2011. During the three and six months ended June 30, 2006 we recognized stock-based compensation expense of $4 million ($4 million after-tax) and $10 million ($9 million after-tax), respectively.
NOTE 7. PENSION, SAVINGS AND OTHER POSTRETIREMENT BENEFIT PLANS
We provide substantially all employees with pension or savings benefits and substantially all domestic employees and employees at certain non-U.S. subsidiaries with health care and life insurance benefits upon retirement.
     On March 23, 2007, we announced an agreement to sell our Engineered Products business, which resulted in the recognition of curtailment and termination charges for both pensions and other postretirement benefit plans during the first quarter of 2007 of $72 million. Under the terms of the Purchase and Sale Agreement for Engineered Products, we will retain our obligations for pension and other postretirement benefits under our U.S. plans for Engineered Products’ existing retirees and employees eligible to retire as of the date of the closing of the sale. Obligations for benefits under certain non-U.S. plans

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
will not be retained. A portion of U.S. net periodic cost for active employees of Engineered Products, and net periodic cost for certain non-U.S. plans have been included in Discontinued Operations.
     On February 28, 2007, we announced that we will freeze our U.S. salaried pension plans effective December 31, 2008 and will implement improvements to our defined contribution savings plan effective January 1, 2009. As a result of these actions, we recognized a curtailment charge of $64 million during the first quarter of 2007. On February 28, 2007, we also announced changes to our U.S. salaried other postretirement benefit plans effective January 1, 2008, including increasing the amounts that salaried retirees contribute toward the cost of their medical benefits, redesigning retiree medical benefit plans to minimize cost impact on premiums, and discontinuing company-paid life insurance for retirees. As a result of these actions, we were required to remeasure the benefit obligations of the affected plans, which resulted in the reduction of our U.S. pension obligation by $87 million and our obligation for other postretirement benefits by $529 million. The discount rate used to measure the benefit obligations of our U.S. salaried pension plans at February 28, 2007 and December 31, 2006 was 5.75%. The discount rate used to measure the benefit obligations of our U.S. salaried other postretirement benefit plans at February 28, 2007 was 5.50% compared to 5.75% at December 31, 2006.
     Significant changes from our December 31, 2006 disclosures as a result of the changes described above include:
•	Decrease in Accumulated Other Comprehensive Loss of $131 million related to our U.S. pension plans.

•	Decrease in Accumulated Other Comprehensive Loss of $535 million related to our other postretirement benefits.

•	Estimated prior service cost and net actuarial loss that will be amortized from Accumulated Other Comprehensive Loss into benefit cost in 2007 are $39 million and $52 million, respectively, for our U.S. pension plans and $4 million and $73 million, respectively, for our non-U.S. plans, compared to our previous estimate of $56 million and $59 million, respectively, for our U.S. pension plans and $4 million and $75 million, respectively, for our non-U.S. plans at December 31, 2006.

•	Estimated prior service cost and net actuarial loss for other postretirement benefit plans that will be amortized from Accumulated Other Comprehensive Loss into other postretirement benefit cost in 2007 are a benefit of $8 million and expense of $12 million, respectively, compared to our previous estimate of $37 million and $10 million of expense, respectively, at December 31, 2006.

•	The weighted average amortization period as disclosed for employees covered by our U.S. plans is approximately 20 years compared to our previous estimate of 13 years at December 31, 2006, as the U.S. salaried workforce in now considered inactive for pension amortization purposes.

•	Estimated future benefit payments, net of retiree contributions, for other postretirement plans are revised as shown below:

	Other Benefits
	Without Medicare	Medicare Part D
(In millions)	Part D Subsidy	Subsidy Receipts
2007	$252	$(21)
2008	211	(19)
2009	205	(21)
2010	200	(23)
2011	194	(24)
2012-2016	861	(136)
Effective March 1, 2006, all active participants in the Brazil pension plan were converted to a defined contribution savings plan, resulting in the recognition of a curtailment gain. Further, the announcement of the planned closure of our Tyler, Texas facility and of tire production at our Valleyfield, Quebec facility resulted in the recognition of curtailment and termination charges for both pensions and other postretirement benefit plans during the third and fourth quarters of 2006, respectively.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
     Pension cost follows:

	U.S.		U.S.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006
Service cost – benefits earned during the period	$21	$23	$44	$47
Interest cost on projected benefit obligation	78	75	155	150
Expected return on plan assets	(86)	(74)	(172)	(147)
Amortization of: — prior service cost	9	15	22	30
— net losses	14	25	29	49

Net periodic pension cost	36	64	78	129
Curtailments/settlements	—	—	64	—

Total pension cost	$36	$64	$142	$129

	Non-U.S.		Non-U.S.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006
Service cost – benefits earned during the period	$12	$14	$21	$28
Interest cost on projected benefit obligation	38	33	74	65
Expected return on plan assets	(33)	(28)	(64)	(56)
Amortization of: — prior service cost	—	2	1	3
— net losses	19	18	38	34
— transition amount	—	(1)	—	(1)

Net periodic pension cost	36	38	70	73
Curtailments/settlements	—	—	—	(17)

Total pension cost	$36	$38	$70	$56

We expect to contribute approximately $675 million to $725 million to our funded U.S. and non-U.S. pension plans in 2007. Our previous estimate, as reported in our Consolidated Financial Statements for the year ended December 31, 2006 was $700 million to $750 million. For the three and six months ended June 30, 2007, we contributed $41 million and $87 million, respectively, to our non-U.S. plans and for the three months ended June 30, 2007, we contributed $158 million to our domestic plans.
     Substantially all employees in the U.S. and employees of certain non-U.S. locations are eligible to participate in a defined contribution savings plan. The expenses recognized for our contributions to these plans for the three months ended June 30, 2007 and 2006 were $7 million and $6 million, respectively, and $15 million and $13 million for the six months ended June 30, 2007 and 2006, respectively.
     The Medicare Prescription Drug Improvement and Modernization Act provides plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor’s postretirement health care plans. Our postretirement benefit costs are presented net of this subsidy.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
     Postretirement benefit cost follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006
Service cost – benefits earned during the period	$4	$5	$9	$10
Interest cost on projected benefit obligation	26	35	57	71
Amortization of: — prior service cost	(4)	11	1	22
— net losses	3	3	6	6

Net periodic postretirement benefit cost	$29	$54	$73	$109

NOTE 8. COMMITMENTS AND CONTINGENT LIABILITIES
At June 30, 2007, we had binding commitments for raw materials and investments in land, buildings and equipment of approximately $1,357 million, and off-balance-sheet financial guarantees written and other commitments totaling $22 million.
Environmental Matters
We have recorded liabilities totaling $48 million and $43 million for anticipated costs related to various environmental matters, primarily the remediation of numerous waste disposal sites and certain properties sold by us, at June 30, 2007 and December 31, 2006, respectively. Of these amounts, $11 million and $9 million was included in Other current liabilities at June 30, 2007 and December 31, 2006, respectively. The costs include legal and consulting fees, site studies, the design and implementation of remediation plans, post-remediation monitoring and related activities and will be paid over several years. The amount of our ultimate liability in respect of these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation and the extent to which other responsible parties contribute.
Workers’ Compensation
We have recorded liabilities, on a discounted basis, totaling $272 million and $269 million for anticipated costs related to workers’ compensation at June 30, 2007 and December 31, 2006, respectively. Of these amounts, $95 million and $106 million were included in Current Liabilities as part of Compensation and benefits at June 30, 2007 and December 31, 2006, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates.
General and Product Liability and Other Litigation
We have recorded liabilities totaling $457 million and $476 million for potential product liability and other tort claims, including related legal fees expected to be incurred, presently asserted against us, at June 30, 2007 and December 31, 2006, respectively. Of these amounts, $257 million and $260 million were included in Other current liabilities at June 30, 2007 and December 31, 2006, respectively. The amounts recorded were estimated on the basis of an assessment of potential liability using an analysis of available information with respect to pending claims, historical experience and, where available, recent and current trends. We have recorded insurance receivables for potential product liability and other tort claims of $67 million and $66 million at June 30, 2007 and December 31, 2006, respectively. Of these amounts, $8 million and $9 million was included in Current Assets as part of Accounts and notes receivable at June 30, 2007 and December 31, 2006, respectively. We have restricted cash of $167 million and $193 million at June 30, 2007 and December 31, 2006, respectively, to fund certain of these liabilities. During the first quarter of 2007, $20 million of restricted cash became unrestricted.
Asbestos. We are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to certain asbestos products manufactured by us or present in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in state and Federal courts. To date, we have disposed of

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
approximately 47,900 claims by defending and obtaining the dismissal thereof or by entering into a settlement. The sum of our accrued asbestos-related liability and gross payments to date, including legal costs, totaled approximately $281 million through June 30, 2007 and $272 million through December 31, 2006.
     A summary of approximate asbestos claims activity in recent years follows. Because claims are often filed and disposed of by dismissal or settlement in large numbers, the amount and timing of settlements and the number of open claims during a particular period can fluctuate significantly from period to period.

	Six Months Ended	Year Ended December 31,
(Dollars in millions)	June 30, 2007	2006	2005
Pending claims, beginning of period	124,000	125,500	127,300
New claims filed	1,300	3,900	6,200
Claims settled/dismissed	(7,800)	(5,400)	(8,000)

Pending claims, end of period	117,500	124,000	125,500

Payments (1)	$9	$19	$22

(1)	Represents amount spent by us and our insurers on asbestos litigation defense and claim resolution.
We engaged an independent asbestos valuation firm, Bates White, LLC (“Bates”), to review our existing reserves for pending claims, provide a reasonable estimate of the liability associated with unasserted asbestos claims, and determine our receivables from probable insurance recoveries.
     We had recorded liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $124 million and $125 million at June 30, 2007 and at December 31, 2006, respectively. The portion of the liability associated with unasserted asbestos claims was $73 million and $63 million at June 30, 2007 and December 31, 2006, respectively. Our liability with respect to asserted claims and related defense costs was $51 million at June 30, 2007 and $62 million at December 31, 2006. At June 30, 2007 and December 31, 2006, we estimate that it is reasonably possible that our gross liabilities could exceed our recorded reserve by up to $20 million and $25 million, respectively, approximately 50% of which would be recoverable by our accessible policy limits.
     Based upon a model employed by Bates, as of June 30, 2007 and as of December 31, 2006, (i) we had recorded a receivable related to asbestos claims of $67 million and $66 million, respectively, and (ii) we expect that approximately 50% of asbestos claim related losses would be recoverable up to our accessible policy limits through the period covered by the estimated liability. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers. Of this amount, $8 million and $9 million was included in Current Assets as part of Accounts and notes receivable at June 30, 2007 and December 31, 2006, respectively.
     We believe that at June 30, 2007, we had at least $180 million in aggregate limits of excess level policies potentially applicable to indemnity payments for asbestos products claims, in addition to limits of available primary insurance policies. Some of these excess policies provide for payment of defense costs in addition to indemnity limits. A portion of the availability of the excess level policies is included in the $67 million insurance receivable recorded at June 30, 2007. We also had approximately $19 million in aggregate limits for products claims, as well as coverage for premise claims on a per occurrence basis and defense costs available with our primary insurance carriers through coverage-in-place agreements at June 30, 2007.
Heatway (Entran II). We have entered into a court approved amended settlement agreement that addresses claims against us involving a rubber hose product, Entran II. We had recorded liabilities related to Entran II claims totaling $207 million at June 30, 2007 and $217 million at December 31, 2006. As of June 30, 2007 and December 31, 2006, we had approximately $167 million and $173 million, respectively, in restricted cash to fund these liabilities, which includes the cash contributions we made to the settlement fund totaling $115 million through 2006. We will make additional cash contributions to the settlement fund of $15 million and $20 million in 2007 and 2008, respectively. In addition, we previously contributed approximately $174 million received from insurance contributions to the settlement fund. We expect that except for

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
liabilities associated with actions in which we have received adverse judgments and sites that have opted-out of the amended settlement, our liability with respect to Entran II matters has been addressed by the amended settlement.
Other Actions. We are currently a party to various claims and legal proceedings in addition to those noted above. If management believes that a loss arising from these matters is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range, and no point within the range is more probable than another. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Based on currently available information, management believes that the ultimate outcome of these matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or an injunction prohibiting us from selling one or more products. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the financial position and results of operations of the period in which the ruling occurs, or future periods.
Tax Matters
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize tax benefits to the extent that it is more likely than not that our positions will be sustained when challenged by the taxing authorities. We derecognize tax benefits when based on new information we determine that it is no longer more likely than not that our position will be sustained. To the extent we prevail in matters for which liabilities have been established, or determine we need to derecognize tax benefits recorded in prior periods, or that we are required to pay amounts in excess of our liabilities, our effective tax rate in a given period could be materially affected. An unfavorable tax settlement would require use of our cash and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution.
Union Matters
On December 28, 2006, members of the United Steelworkers (“USW”) ratified the terms of a new master labor agreement ending a strike by the USW that began on October 5, 2006. The new agreement covers approximately 12,200 workers at 12 tire and Engineered Products plants in the United States. In connection with the master labor agreement, we also entered into a memorandum of understanding with the USW regarding the establishment of an independent Voluntary Employees’ Beneficiary Association (“VEBA”) intended to provide healthcare benefits for current and future USW retirees. The establishment of the VEBA is conditioned upon U.S. District Court approval of a settlement of a declaratory judgment action that was filed on July 3, 2007 by the USW pursuant to the memorandum of understanding. We have committed to contribute $1 billion to the VEBA. We plan to make our contributions to the VEBA in cash following the District Court’s approval of the settlement. In the event that the VEBA is not approved by the District Court (or if the approval of the District Court is subsequently reversed), the master labor agreement may be terminated by either us or the USW, and negotiations may be reopened on the entirety of the master labor agreement.
Guarantees
We are a party to various agreements under which we have undertaken obligations resulting from the issuance of certain guarantees. Guarantees have been issued on behalf of certain of our affiliates and customers. Normally there is no separate premium received by us as consideration for the issuance of guarantees. Our performance under these guarantees would normally be triggered by the occurrence of one or more events as provided in the specific agreements. Collateral and recourse provisions available to us under these agreements were not significant. Refer to Note 18, Commitments and Contingent Liabilities – Guarantees in our 2006 Form 10-K for further discussions.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 9. BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006
Sales:
North American Tire	$2,276	$2,340	$4,293	$4,579
European Union Tire	1,323	1,250	2,597	2,384
Eastern Europe, Middle East and Africa Tire	436	384	850	723
Latin American Tire	458	387	868	784
Asia Pacific Tire	428	377	812	730

Net Sales	$4,921	$4,738	$9,420	$9,200

Segment Operating Income:
North American Tire	$53	$6	$33	$49
European Union Tire	62	58	137	130
Eastern Europe, Middle East and Africa Tire	63	59	127	102
Latin American Tire	90	83	168	185
Asia Pacific Tire	41	28	70	50

Total Segment Operating Income	309	234	535	516
Rationalizations and asset sales	3	(35)	(3)	(71)
Accelerated depreciation	(8)	(45)	(25)	(47)
Interest expense	(120)	(103)	(245)	(205)
Foreign currency exchange	(12)	4	(14)	3
Minority interest in net income of subsidiaries	(16)	(11)	(38)	(23)
Financing fees	(56)	(10)	(67)	(20)
General and product liability – discontinued products	(4)	(4)	(8)	(9)
Corporate incentive compensation plans	(26)	(16)	(42)	(28)
Interest income	26	15	56	35
Intercompany profit elimination	5	(9)	(12)	(22)
Curtailment	—	—	(64)	—
Retained net expenses of discontinued operations	(7)	(9)	(11)	(20)
Latin American legal matter	—	—	—	15
Fire loss expense	(5)	—	(12)	—
Other	(9)	3	(17)	4

Income from Continuing Operations before Income Taxes	$80	$14	$33	$128

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
     Rationalizations and Asset Sales, reported as Other (income) and expense on the Consolidated Statement of Operations, were not charged to the strategic business units (“SBUs”) for performance evaluation purposes, but were attributable to the SBUs as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2007	2006	2007	2006
Rationalizations:
North American Tire	$4	$2	$10	$2
European Union Tire	1	13	3	39
Eastern Europe, Middle East and Africa Tire	1	3	4	9
Latin American Tire	—	—	2	—
Asia Pacific Tire	—	17	—	24

Total Segment Rationalizations	6	35	19	74
Corporate	1	—	3	(1)

	$7	$35	$22	$73

Asset Sales (gain) / loss:
North American Tire	$(8)	$1	$(8)	$—
European Union Tire	(1)	(1)	(2)	(2)
Latin American Tire	(1)	—	(2)	—
Asia Pacific Tire	—	—	(7)	—

Total Segment Asset Sales (gain) / loss	(10)	—	(19)	(2)
Corporate	—	—	—	—

	$(10)	$—	$(19)	$(2)

NOTE 10. INCOME TAXES
For the second quarter of 2007, we recorded tax expense of $51 million on income from continuing operations before income taxes and minority interest in net income of subsidiaries of $96 million. Included in tax expense for the second quarter of 2007 was a tax benefit of $11 million ($0.05 per share) related to prior periods. The out-of-period adjustment related to our correction of the inflation adjustment on equity of our subsidiary in Colombia as a permanent tax benefit rather than as a temporary tax benefit dating back as far as 1992, with no individual year being significantly affected. The difference between our effective tax rate and the U.S. statutory rate was primarily attributable to continuing to maintain a full valuation allowance against our net Federal and state deferred tax assets. For the second quarter of 2006, we recorded tax expense of $47 million on income from continuing operations before income taxes and minority interest in net income of subsidiaries of $25 million. Included in tax expense for the second quarter of 2006 was a net tax benefit of $5 million, which is related to tax law changes that were enacted in the second quarter.
     Our losses in certain foreign locations in recent periods represented sufficient negative evidence to require us to maintain a full valuation allowance against our net deferred tax assets in these foreign locations. However, if our income projections for future periods are realized, it is reasonably possible that earnings in these locations could provide sufficient positive evidence to require release of all, or a portion, of these valuation allowances as early as the second half of 2007 resulting in one-time tax benefits of up to $60 million ($50 million, net of minority interests in net income of subsidiaries).
     The Company adopted FIN No. 48 on January 1, 2007, which requires financial statement benefits to be recognized for positions taken for tax return purposes when it is more-likely-than-not that the position will be sustained. For additional information regarding FIN No. 48 refer to “Recently Issued Accounting Standards” in Note 1.
     The adoption of FIN No. 48 resulted in a one-time increase to the opening balance of retained earnings and a decrease in goodwill as of January 1, 2007 of $32 million and $5 million, respectively, for tax benefits not previously recognized under historical practice.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
     As of January 1, 2007, the Company had unrecognized tax benefits of $161 million that if recognized, $143 million would have a favorable impact on our effective tax rate. The Company elected to continue to report interest and penalties as income taxes and has accrued interest as of January 1, 2007 of $10 million. We paid an audit assessment in the first quarter of 2007, which reduced the unrecognized tax benefits by $16 million and accrued interest by $5 million. If not favorably settled, $40 million of the remaining unrecognized tax benefits would require the use of our cash. In the second quarter of 2007, we reclassified $9 million of unrecognized tax benefits and $3 million of accrued interest to a current account as it is anticipated to be paid within the next 12 months.
     Generally years beginning after 2002 are still open to examination by foreign taxing authorities including several major taxing jurisdictions. In Germany we are still open to examination from 1998 onward. In the United States, we are still open to examination from 2004 forward.
     We are involved in a United States / Canada Competent Authority resolution process that deals with transactions between our operations in these countries from 1997 through 2003. This proceeding should be concluded within the next two years.
     It is expected that the amount of unrecognized tax benefits will change in the next 12 months; however we do not expect that change to have a significant impact on our results of operations or the financial position of the Company.
NOTE 11. DISCONTINUED OPERATIONS
On March 23, 2007, we entered into an agreement to sell substantially all of the business activities and operations of our Engineered Products Business Segment (“Engineered Products”) to EPD Inc. (“EPD”), a company controlled by Carlyle Partners IV, L.P., an affiliate of the Carlyle Group. The purchase price is approximately $1.5 billion in cash, subject to post closing adjustments. The closing of the transaction is subject to the receipt of governmental approvals and other customary closing conditions. In addition, the closing of the transaction is subject to EPD’s completion of a labor agreement with the USW.
     As part of the transaction, we entered into a trademark licensing agreement with EPD, for a period of 12 years, to use the Goodyear brand and certain other trademarks in connection with the Engineered Products business.
     Engineered Products operates 32 manufacturing facilities in 12 countries and has approximately 6,500 associates. Engineered Products manufactures and markets engineered rubber products for industrial, military, consumer and transportation original equipment end-users. Its product portfolio includes hoses, conveyor belts, power transmission products, rubber track, molded products and airsprings.
     We expect to record a gain on the sale, the amount of which will not be determined until after the closing of the transaction. As a result of entering into the agreement, we determined that the Engineered Products business should be classified as held-for-sale and, in addition, determined that the operations of the Engineered Products business should be disclosed as discontinued operations. Accordingly, the accompanying financial information has been restated where required. Depreciation of Engineered Products’ properties and plants has been suspended effective March 24, 2007.
     The following table presents the components of Discontinued Operations reported on the Consolidated Statement of Operations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006
Net Sales	$398	$404	$781	$798

(Loss) income from operations	$31	$40	$(29)	$77
United States and foreign taxes	4	5	8	14

Discontinued Operations	$27	$35	$(37)	$63

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The following table presents the major classes of assets and liabilities of discontinued operations reported on the Consolidated Balance Sheets:

	June 30,	December 31,
(In millions)	2007	2006
Cash	$8	$37
Accounts and notes receivable	220	173
Inventories	204	188
Other	14	15

Current assets of discontinued operations	$446	$413

Properties and plants	$318	$310
Other	57	42

Long term assets of discontinued operations	$375	$352

Accounts payable – trade	$106	$92
Compensation and benefits	34	22
Other	23	43

Current liabilities of discontinued operations	$163	$157

Compensation and benefits	$29	$30
Other	19	17

Long term liabilities of discontinued operations	$48	$47

NOTE 12. EQUITY OFFERING
On May 22, 2007, we completed a public equity offering of 26,136,363 common shares, which included the exercise of the over-allotment option of 3,409,091 common shares, at a price of $33.00 per share, raising $862 million before offering costs. We paid $28 million in underwriting discounts and commissions and approximately $1 million in offering expenses.
     On June 29, 2007, we used a portion of the $833 million net proceeds from the equity offering to exercise our rights to redeem $175 million of our $500 million 8.625% senior notes due 2011 and $140 million of our $400 million 9.00% senior notes due in 2015. A prepayment premium of $28 million was paid in connection with the redemption. The balance of the equity offering proceeds is expected to be used for general corporate purposes.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 13. CONSOLIDATING FINANCIAL INFORMATION
Certain of our subsidiaries have guaranteed Goodyear’s obligations under the $650 million outstanding principal amount of Senior Secured Notes due 2011(consisting of $450 million outstanding principal amount of 11% Senior Secured Notes and $200 million outstanding principal amount of Senior Secured Floating Rate Notes), the $260 million outstanding principal amount of 9% Senior Notes due 2015 and the $825 million outstanding principal amount of Senior Notes (consisting of $325 million outstanding principal amount of 8.625% Senior Notes due 2011 and $500 million outstanding principal amount of Senior Floating Rate Notes due 2009) (collectively, the “Notes”). The following presents the condensed consolidating financial information separately for:
(i)	The Goodyear Tire & Rubber Company (the “Parent Company”), the issuer of the guaranteed obligations;

(ii)	Guarantor subsidiaries, on a combined basis, as specified in the respective indentures related to Goodyear’s obligations under the Notes;

(iii)	Non-guarantor subsidiaries, on a combined basis;

(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the guarantor subsidiaries and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries, and (c) record consolidating entries; and

(v)	The Goodyear Tire & Rubber Company and Subsidiaries on a consolidated basis.
     Each guarantor subsidiary is 100% owned by the Parent Company at the date of each balance sheet presented. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for using the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation.
     Certain non-guarantor subsidiaries of the Parent Company are restricted from remitting funds to it by means of dividends, advances or loans, primarily due to restrictions in credit facility agreements entered into by those subsidiaries.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Consolidating Balance Sheet
	June 30, 2007
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets:
Current Assets:
Cash and Cash Equivalents	$1,521	$41	$766	$—	$2,328
Restricted Cash	178	—	13	—	191
Accounts and Notes Receivable	852	217	2,303	—	3,372
Accounts and Notes Receivables from Affiliates	—	744	122	(866)	—
Inventories	1,203	321	1,476	(63)	2,937
Prepaid Expenses and Other Current Assets	134	5	158	2	299
Current Assets of Discontinued Operations	348	8	246	(156)	446

Total Current Assets	4,236	1,336	5,084	(1,083)	9,573
Goodwill	—	24	463	187	674
Intangible Assets	110	25	53	(24)	164
Deferred Income Tax	—	1	143	—	144
Other Assets and Deferred Pension Costs	246	39	172	—	457
Long Term Assets of Discontinued Operations	213	—	209	(47)	375
Investments in Subsidiaries	4,462	584	3,316	(8,362)	—
Properties and Plants	1,820	217	3,045	35	5,117

Total Assets	$11,087	$2,226	$12,485	$(9,294)	$16,504

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$552	$70	$1,509	$—	$2,131
Accounts Payable to Affiliates	866	—	—	(866)	—
Compensation and Benefits	576	34	316	—	926
Other Current Liabilities	521	19	190	—	730
Current Liabilities of Discontinued Operations	78	149	87	(151)	163
United States and Foreign Taxes	59	10	144	(5)	208
Notes Payable and Overdrafts	—	—	233	—	233
Long Term Debt and Capital Leases due within one year	102	—	80	—	182

Total Current Liabilities	2,754	282	2,559	(1,022)	4,573
Long Term Debt and Capital Leases	4,396	1	641	—	5,038
Compensation and Benefits	2,627	306	1,342	—	4,275
Long Term Liabilities of Discontinued Operations	7	—	41	—	48
Deferred and Other Noncurrent Income Taxes	71	8	195	9	283
Other Long Term Liabilities	262	11	100	—	373
Minority Equity in Subsidiaries	—	—	732	212	944

Total Liabilities	10,117	608	5,610	(801)	15,534

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred Stock	—	—	—	—	—
Common Stock	211	616	4,666	(5,282)	211
Capital Surplus	2,334	5	895	(900)	2,334
Retained Earnings	882	1,452	2,529	(3,981)	882
Accumulated Other Comprehensive Income (Loss)	(2,457)	(455)	(1,215)	1,670	(2,457)

Total Shareholders’ Equity	970	1,618	6,875	(8,493)	970

Total Liabilities and Shareholders’ Equity	$11,087	$2,226	$12,485	$(9,294)	$16,504

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Consolidating Balance Sheet
	December 31, 2006
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets:
Current Assets:
Cash and Cash Equivalents	$2,626	$37	$1,199	$—	$3,862
Restricted Cash	202	—	12	—	214
Accounts and Notes Receivable	693	198	1,909	—	2,800
Accounts and Notes Receivable from Affiliates	—	858	242	(1,100)	—
Inventories	1,031	269	1,345	(44)	2,601
Prepaid Expenses and Other Current Assets	142	6	129	12	289
Current Assets of Discontinued Operations	305	6	246	(144)	413

Total Current Assets	4,999	1,374	5,082	(1,276)	10,179

Goodwill	—	24	452	186	662
Intangible Assets	111	28	55	(28)	166
Deferred Income Tax	—	1	149	—	150
Other Assets and Deferred Pension Costs	255	24	174	—	453
Long Term Assets of Discontinued Operations	196	—	176	(20)	352
Investments in Subsidiaries	4,286	539	3,166	(7,991)	—
Properties and Plants	1,860	228	2,958	21	5,067

Total Assets	$11,707	$2,218	$12,212	$(9,108)	$17,029

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$436	$72	$1,437	$—	$1,945
Accounts Payable to Affiliates	1,100	—	—	(1,100)	—
Compensation and Benefits	585	42	256	—	883
Other Current Liabilities	562	15	234	—	811
Current Liabilities of Discontinued Operations	74	138	86	(141)	157
United States and Foreign Taxes	59	18	145	—	222
Notes Payable and Overdrafts	—	—	243	—	243
Long Term Debt and Capital Leases due within one year	339	—	66	—	405

Total Current Liabilities	3,155	285	2,467	(1,241)	4,666
Long Term Debt and Capital Leases	5,647	1	914	—	6,562
Compensation and Benefits	3,301	297	1,337	—	4,935
Long Term Liabilities of Discontinued Operations	6	—	41	—	47
Deferred and Other Noncurrent Income Taxes	69	5	238	8	320
Other Long Term Liabilities	287	5	88	—	380
Minority Equity in Subsidiaries	—	—	671	206	877

Total Liabilities	12,465	593	5,756	(1,027)	17,787

Commitments and Contingent Liabilities

Shareholders’ Equity (Deficit):
Preferred Stock	—	—	—	—	—
Common Stock	178	616	4,487	(5,103)	178
Capital Surplus	1,427	5	869	(874)	1,427
Retained Earnings	968	1,441	2,443	(3,884)	968
Accumulated Other Comprehensive Income (Loss)	(3,331)	(437)	(1,343)	1,780	(3,331)

Total Shareholders’ Equity (Deficit)	(758)	1,625	6,456	(8,081)	(758)

Total Liabilities and Shareholders’ Equity (Deficit)	$11,707	$2,218	$12,212	$(9,108)	$17,029

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Consolidating Statements of Income
	Three Months Ended June 30, 2007
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
NET SALES	$2,008	$477	$4,667	$(2,231)	$4,921

Cost of Goods Sold	1,775	424	4,059	(2,291)	3,967
Selling, Administrative and General Expense	254	45	394	(1)	692
Rationalizations	(1)	7	1	—	7
Interest Expense	110	13	69	(72)	120
Other (Income) and Expense	(23)	(11)	(36)	109	39
Minority Interest in Net Income of Subsidiaries	—	—	16	—	16

(Loss) Income before Income Taxes and Equity in Earnings of Subsidiaries	(107)	(1)	164	24	80
United States and Foreign Taxes	(2)	3	49	1	51
Equity in Earnings of Subsidiaries	134	4	—	(138)	—

(Loss) Income from Continuing Operations	29	—	115	(115)	29

Discontinued Operations	27	—	18	(18)	27

NET INCOME (LOSS)	$56	$—	$133	$(133)	$56

	Three Months Ended June 30, 2006
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
NET SALES	$2,054	$497	$4,358	$(2,171)	$4,738

Cost of Goods Sold	1,884	442	3,837	(2,211)	3,952
Selling, Administrative and General Expense	238	47	345	—	630
Rationalizations	1	1	33	—	35
Interest Expense	96	10	47	(50)	103
Other (Income) and Expense	(56)	(3)	(35)	87	(7)
Minority Interest in Net Income of Subsidiaries	—	—	11	—	11

(Loss) Income before Income Taxes and Equity in Earnings of Subsidiaries	(109)	—	120	3	14
United States and Foreign Taxes	14	(8)	43	(2)	47
Equity in Earnings of Subsidiaries	90	(4)	—	(86)	—

(Loss) Income from Continuing Operations	(33)	4	77	(81)	(33)

Discontinued Operations	35	—	23	(23)	35

NET INCOME (LOSS)	$2	$4	$100	$(104)	$2

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Consolidating Statements of Income
	Six Months Ended June 30, 2007
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
NET SALES	$3,894	$939	$9,000	$(4,413)	$9,420

Cost of Goods Sold	3,508	854	7,842	(4,496)	7,708
Selling, Administrative and General Expense	532	88	734	1	1,355
Rationalizations	2	12	8	—	22
Interest Expense	229	22	131	(137)	245
Other (Income) and Expense	(107)	(14)	(89)	229	19
Minority Interest in Net Income of Subsidiaries	—	—	38	—	38

Income before Income Taxes and Equity in Earnings of Subsidiaries	(270)	(23)	336	(10)	33
United States and Foreign Taxes	7	6	103	(2)	114
Equity in Earnings of Subsidiaries	196	13	—	(209)	—

(Loss) Income from Continuing Operations	(81)	(16)	233	(217)	(81)

Discontinued Operations	(37)	—	27	(27)	(37)

NET INCOME (LOSS)	$(118)	$(16)	$260	$(244)	$(118)

	Six Months Ended June 30, 2006
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
NET SALES	$4,069	$970	$8,343	$(4,182)	$9,200

Cost of Goods Sold	3,674	854	7,270	(4,238)	7,560
Selling, Administrative and General Expense	477	90	678	—	1,245
Rationalizations	1	1	71	—	73
Interest Expense	190	19	89	(93)	205
Other (Income) and Expense	(115)	(3)	(92)	176	(34)
Minority Interest in Net Income of Subsidiaries	—	—	23	—	23

(Loss) Income before Income Taxes and Equity in Earnings of Subsidiaries	(158)	9	304	(27)	128
United States and Foreign Taxes	16	(5)	108	(4)	115
Equity in Earnings of Subsidiaries	187	2	—	(189)	—

Income from Continuing Operations	13	16	196	(212)	13

Discontinued Operations	63	—	40	(40)	63

NET INCOME (LOSS)	$76	$16	$236	$(252)	$76

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Condensed Consolidating Statement of Cash Flows
	Six Months Ended June 30, 2007
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities:

Total Operating Cash Flows from Continuing Operations	$(453)	$(17)	$232	$(275)	$(513)
Discontinued Operations	7	—	19	(21)	5

Total Cash Flows from Operating Activities	(446)	(17)	251	(296)	(508)

Cash Flows from Investing Activities:

Capital expenditures	(90)	(5)	(132)	—	(227)
Asset dispositions	—	9	24	—	33
Decrease (increase) in restricted cash	24	—	(1)	—	23
Other transactions	(6)	6	(150)	150	—

Total Investing Cash Flows from Continuing Operations	(72)	10	(259)	150	(171)
Discontinued Operations	(24)	—	(24)	23	(25)

Total Cash Flows from Investing Activities	(96)	10	(283)	173	(196)

Cash Flows from Financing Activities:

Short term debt and overdrafts incurred	6	—	33	—	39
Short term debt and overdrafts paid	—	(5)	(52)	—	(57)
Long term debt incurred	249	—	125	—	374
Long term debt paid	(1,738)	—	(403)	—	(2,141)
Common stock issued	940	—	—	—	940
Dividends paid	—	—	(315)	306	(9)
Debt issuance costs	(17)	—	—	—	(17)
Other transactions	—	12	161	(173)	—

Total Financing Cash Flows from Continuing Operations	(560)	7	(451)	133	(871)
Discontinued Operations	(3)	—	1	(10)	(12)

Total Cash Flows from Financing Activities	(563)	7	(450)	123	(883)

Net Change in Cash of Discontinued Operations	—	—	32	—	32

Effect of exchange rate changes on cash and cash equivalents	—	4	17	—	21

Net Change in Cash and Cash Equivalents	(1,105)	4	(433)	—	(1,534)

Cash and Cash Equivalents at Beginning of the Period	2,626	37	1,199	—	3,862

Cash and Cash Equivalents at End of the Period	$1,521	$41	$766	$—	$2,328

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Condensed Consolidating Statement of Cash Flows
	Six Months Ended June 30, 2006
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities:

Total Operating Cash Flows from Continuing Operations	$(162)	$(14)	$(15)	$(67)	$(258)
Discontinued Operations	57	—	37	(39)	55

Total Cash Flows from Operating Activities	(105)	(14)	22	(106)	(203)

Cash Flows from Investing Activities:

Capital expenditures	(106)	(5)	(146)	—	(257)
Asset dispositions	1	—	5	(2)	4
Asset acquisitions	(39)	—	(5)	3	(41)
Decrease in restricted cash	17	—	—	—	17
Other transactions	—	—	1	(1)	—

Total Investing Cash Flows from Continuing Operations	(127)	(5)	(145)	—	(277)
Discontinued Operations	(6)	—	(9)	3	(12)

Total Cash Flows from Investing Activities	(133)	(5)	(154)	3	(289)

Cash Flows from Financing Activities:

Short term debt and overdrafts incurred	—	1	35	—	36
Short term debt and overdrafts paid	(37)	—	(27)	—	(64)
Long term debt incurred	—	—	46	—	46
Long term debt paid	(83)	—	(77)	—	(160)
Common stock issued	4	—	—	(4)	—
Dividends paid	—	—	(95)	95	—
Other transactions	—	—	2	(2)	—

Total Financing Cash Flows from Continuing Operations	(116)	1	(116)	89	(142)
Discontinued Operations	(3)	—	(13)	14	(2)

Total Cash Flows from Financing Activities	(119)	1	(129)	103	(144)

Net Change in Cash of Discontinued Operations	—	—	(4)	—	(4)

Effect of exchange rate changes on cash and cash equivalents	—	1	35	—	36

Net Change in Cash and Cash Equivalents	(357)	(17)	(230)	—	(604)

Cash and Cash Equivalents at Beginning of the Period	1,065	35	1,038	—	2,138

Cash and Cash Equivalents at End of the Period	$708	$18	$808	$—	$1,534